CONSENT TO MODIFICATIONS

This Consent to Modifications, dated June 10, 2009, is given and agreed to by the “Purchasers” under the Fifth Amended and Restated Note and Warrant Purchase Agreement by and among the Purchasers, Integral Vision, Inc., a Michigan corporation (the "Company"), and J. M. Warren Law Offices, P.C., as Agent.

Factual Statements

A.
The undersigned is a Purchaser under the Fifth Amended and Restated Note and Warrant Purchase Agreement (as modified December 15, 2008 and January 28, 2009), dated effective as of the date of execution by such Purchaser, for the purchase of the Notes and Warrants of the Company (the “Purchase Agreement”).

B.
The Company needs to raise additional funds to keep operating.  Prospective investors have requested terms for their potential investments that require certain portions of the Purchase Agreement be modified.  The parties to this Purchase Agreement wish to modify certain portions of the Fifth Amended and Restated Note and Warrant Purchase Agreement to accommodate said prospective investors, which shall be accomplished by attaching said changes to the Purchase Agreement in the form of an addendum to the Purchase Agreement.

Agreement

1.	Modifications. The undersigned agree to the modifications to the Purchase Agreement as follows:

Section 1.b:  In the portion of said section stating, “As used herein, “Note” or "Notes" means either “Class 2 Notes” or “Class 3 Notes” in a total aggregate amount outstanding at any time not to exceed $7,000,000” shall be modified to read, “As used herein, “Note” or "Notes" means either “Class 2 Notes” or “Class 3 Notes” in a total aggregate amount outstanding at any time not to exceed $8,000,000.”

Section 1.d:  This section shall be amended by adding a third paragraph which states as follows:
Subject to the approval of the Board of Directors, the Company may issue up to a minimum of 90 days of Class 2 Warrants on Class 2 Notes issued or amended after June 10, 2009 rather than the minimum of 30 days specified above..

2.
Voluntary and Informed Execution.  THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND THAT THE MODIFICATIONS SET FORTH HEREIN WERE KNOWINGLY AND VOLUNTARILY MADE.

3.
Effective Date.  This agreement shall be effective on the date that the majority of the holders of the Notes and Shares currently outstanding under said Purchase Agreement, the Company (as authorized by its Board of Directors), and the Agent have signed this Consent to Modification.

Integral Vision, Inc.		J.M. Warren Law Offices, P.C.

By:		By:
	Charles J. Drake, Chairman		J. Michael Warren